EXHIBIT 10(iii).2
               DESCRIPTION OF SPECIAL TURN-A-ROUND PLAN
             (FISCAL YEAR 1995 MANAGEMENT INCENTIVE PLAN)

     The Management Incentive Plan for fiscal year 1995 ("Plan"), a special one-year plan approved by the Board of Directors, provides for two tiers of awards, a base Plan and an enhanced Plan. Both tiers provide for a bonus payment based on the Company achieving certain pre-determined levels of operating income established in connection with the approval of the fiscal year 1995 budget. Payments may be made quarterly as well as annually.

     In addition to minimum salary grade and length of service requirements, participants must be nominated by their respective divisional management and approved by the executive management of the Company. Based on management's recommendation, the Committee included approximately 85 employees in the base Plan and 75 employees in the enhanced Plan. The Plan is administered by the Compensation Committee ("Committee") of the Board of Directors which is authorized to interpret and amend the Plan and make awards thereunder.


                               Base Plan

     Under the base Plan, eligible participants can receive a percentage of base salary at target levels of operating income achieved by the Company ranging from 10% to 20% of base salary ("target level"). At higher levels of operating income, participants can receive up to a maximum 15% to 30% of base salary ("maximum level").

     In connection with the 1995 budget, operating income targets have been established for each fiscal quarter. If operating income for any quarter is between 95% and 100% of the pre-determined target, a bonus for the quarter is paid at the close of the quarter on a sliding scale between 50% and 100% of the applicable target level bonus. If the operating income for the quarter exceeds the target, a credit for the excess over the target is deferred into an annual account out of which additional year-end bonus payments are made in cash, or as otherwise determined by the Committee (up to the maximum level), if, but only if, the Company meets 95% of its annual operating income target.


                             Enhanced Plan

     The enhanced Plan operates in a similar manner to the base Plan with two exceptions. First, the bonus range is from 20% to 50% of base salary at the target level and from 40% to 100% of base salary at the maximum level. Second, in the event the quarterly operating income targets are exceeded, the credit for the excess which is deferred into an annual account and paid out in the event 95% of the annual operating income target level is met, is paid in the form of restricted stock of the Company (or in such other form as the Committee may determine). The restricted stock will be valued in relation to the current fair market value at the time of issuance and will become vested only after three years of additional employment with the Company.